Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Saflink Corporation (the “Company”):

We consent to the incorporation by reference in the registration statements (Nos. 333-92072, 333-74253, 033-668832, 333-118249 and 333-133016) on Form S-8, registration statements (Nos. 033-62430, 333-75789, 333-23467, 333-01510, 333-58575, 333-54084, 333-112287, 333-119778, 333-114594, 333-126185, 333-135626 and 333-140723) on Form S-3, registration statement (No. 333-97221) on Form S-2 and registration statement (No. 333-68642) on Form S-1 of the Company, of our report dated October 31, 2008, with respect to the balance sheet of the Company as of December 31, 2007, and the related statements of operations, stockholders’ equity (deficit) and cash flows for the year then ended, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.

Our report dated October 31, 2008 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

/s/ PMB Helin Donovan, LLP

Austin, Texas

October 31, 2008